Exhibit 99.1

China Carbon Receives Initial $5 Million PO From Tianrui Group

Press Release
Source: China Carbon Graphite Group, Inc.
On Monday June 29, 2009, 9:30 am EDT

NEW YORK, June 29, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News), one of China's largest producers and wholesale suppliers of fine grain and high purity graphite, announced today that it has received a purchase order for approximately US$5 million for large size graphite electrodes from Tianrui Group, the largest rail freight car trucks casting company in the world. China Carbon will ship graphite electrodes pursuant to this order at 100 to 150 metric tons per month starting in September 2009, and continuing for the next twenty-four months. The Company estimates that its gross margin for graphite electrodes will be approximately 19%.

Tianrui Group, known for its leading-edge casting technology, is one of China Carbon's established industrial clients. This purchase order from Tianrui confirms the high quality and high efficiency of China Carbon's graphite electrodes products. The graphite electrodes will be primarily used in Tianrui's foundry business.

"The PRC stimulus package will boost spending on infrastructure as well as assist in the recovery of steel manufacturing in China," stated Donghai Yu, CEO of the Company. "We expect that the effects of this stimulus package could result in a substantial increase in order flow for the remainder of 2009."

About Tianrui Group

Founded in 1983 in Henan Province, Tianrui Group is an integrated enterprise groups with 19 subsidiaries focusing on cement production and casting industry. Its cement subsidiary, Tianrui Group Cement Co., Ltd., which is a three party sino-foreign joint venture with American KKR Company and IFC, is one of the top ten cement producers in China. Its casting subsidiary, Tianrui Group Foundry Co., Ltd., is the largest freight car trucks casting company in the world. Its freight car trucks casting business has more than 50% of domestic market share. Tianrui Group diversifies in many other industries such as coal, aluminum and tourism industries. Tianrui Group had sales revenue exceeding $1 billion in 2008 and employed more than 16,000 employees. For more information about Tianrui Group, please visit http://www.tianruigroup.cn.

About China Carbon Graphite Group, Inc.

China Carbon is one of the nation's top three producers of specialty carbon and graphite products. The Company, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon- and graphite-based products in China. The company is one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit http://www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Capital Group Communications
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